Exhibit 99.1

Kura Oncology Announces Oversubscribed

$150 Million Private Placement

– Funding from existing investors, including EcoR1 Capital, an affiliate of Deerfield Management and Suvretta Capital –

– Pro forma cash, cash equivalents and investments expected to provide runway into 2027 –

– Management to host virtual investor event at 8:00 a.m. ET on January 30 to highlight preliminary combination data for ziftomenib –

SAN DIEGO, Jan. 24, 2024 – Kura Oncology, Inc. (Nasdaq: KURA), a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer, today announced that it has agreed to sell 1,376,813 shares of its common stock at a price of $17.25 per share, representing a premium of approximately 29% to Kura’s closing price on January 23, 2024, and pre-funded warrants to purchase 7,318,886 shares of its common stock at price per pre-funded warrant of $17.2499 to a select group of institutional and accredited healthcare specialist investors in an oversubscribed private placement. The pre-funded warrant exercise price is $0.0001 per share. Kura anticipates the gross proceeds from the private placement to be approximately $150 million, before deducting any offering-related expenses. The private placement is expected to close on or about January 26, 2024, subject to customary closing conditions.

The financing includes participation from existing institutional investors, including EcoR1 Capital, an affiliate of Deerfield Management and Suvretta Capital. Leerink Partners acted as the sole placement agent for the private placement.

Kura intends to use the net proceeds from the proposed financing to fund research and development of its clinical-stage product candidates, other research programs, working capital and general corporate purposes. The proceeds from this financing, combined with current cash, cash equivalents and investments, are expected to fund current operations into 2027.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. Kura has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon the exercise of the pre-funded warrants issued in the private placement no later than the 30th day after the pricing of the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

Virtual Investor Event

Kura will host a virtual investor event featuring company management and investigators from the KOMET-007 trial of ziftomenib in combination with standards of care at 8:00 a.m. ET on Tuesday, January 30, 2024. The event will be webcast live and can be accessed on the Investors section of Kura’s website at www.kuraoncology.com. An archived replay will be available shortly after the conclusion of the live event.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. The Company’s pipeline consists of small molecule drug candidates that target cancer signaling pathways. Ziftomenib is a once-daily, oral drug candidate targeting the menin-KMT2A protein-protein interaction for the treatment of genetically defined acute myeloid leukemia (AML) patients with high unmet need. Kura is currently enrolling patients in a Phase 2 registration-directed trial of ziftomenib in NPM1-mutant relapsed or refractory AML (KOMET-001). The Company is also conducting a series of studies to evaluate ziftomenib in combination with current standards of care, beginning with venetoclax and azacitidine and 7+3 in NPM1-mutant and KMT2A-rearranged newly diagnosed and relapsed/refractory AML (KOMET-007). Tipifarnib, a potent and selective farnesyl transferase inhibitor (FTI), is currently in a Phase 1/2 trial in combination with alpelisib for patients with PIK3CA-dependent head and neck squamous cell carcinoma (KURRENT-HN). Kura is also evaluating KO-2806, a next-generation FTI, in a Phase 1 dose-escalation trial as a monotherapy and in combination with cabozantinib in clear cell renal cell carcinoma and adagrasib in KRASG12C-mutated non-small cell lung cancer (FIT-001).

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements about Kura’s expectations regarding the completion, timing and size of the private placement, its cash runway, the intended use of the net proceeds, the filing and timing of a resale registration statement and its plans regarding future clinical trials. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Kura’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks associated with market conditions and the satisfaction of closing conditions related to the private placement, risks associated with Kura’s cash needs, risks and uncertainties associated with Kura’s business and finances in general, and the other risks described in Kura’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2023 and other filings with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Kura undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts

Investors:

Pete De Spain

Executive Vice President, Investor Relations &

Corporate Communications

(858) 500-8833

pete@kuraoncology.com

Media:

Alexandra Weingarten

Associate Director, Investor Relations &

Corporate Communications

(858) 500-8822

alexandra@kuraoncology.com